UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

Myriad Genetics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-26642

Delaware	87-0494517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices, including zip code)

801-584-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

As previously announced, on September 8, 2011, Myriad Genetics, Inc. (“Myriad”) made a $25 million strategic debt investment in Crescendo Bioscience, Inc. (“Crescendo”) of South San Francisco, CA and secured an exclusive, three-year option to acquire the company. The option may be exercised in Myriad’s sole discretion if Crescendo attains a minimum revenue milestone during the three-year option term, in which case the purchase price will be based on a multiple of revenue determined by the revenue growth rate of Crescendo at the time of option exercise. If Crescendo does not attain the minimum revenue milestone during the three-year option term, Myriad will have a one-time right to exercise the option at the end of the option term and acquire Crescendo for a fixed purchase price in lieu of the formula price. In either case, the purchase price will be all cash and will be subject to adjustment for Crescendo’s cash, debt and other items at closing. In order to facilitate the potential option exercise, Myriad, Crescendo, a wholly-owned subsidiary of Myriad and a representative of the security holders of Crescendo entered into a definitive merger agreement, dated September 8, 2011 (the “Merger Agreement”), that has been approved by the requisite vote of Crescendo’s stockholders. Under the terms of the Merger Agreement, if Myriad exercises the option it will trigger the closing and completion of the merger, subject to the satisfaction of customary closing conditions and the other terms and conditions of the agreement.

On November 14, 2013, Myriad received notice from Crescendo that Crescendo had achieved the minimum revenue milestone under the Merger Agreement. On November 26, 2013, pursuant to the terms of the Merger Agreement, Myriad provided notice to Crescendo of its preliminary, non-binding interest in completing the merger, subject to confirmation that the minimum revenue milestone has been achieved and satisfactory completion of additional due diligence. If Myriad exercises its option to acquire Crescendo, it expects to finance the purchase price out of Myriad’s cash, cash equivalents and marketable investment securities available on hand, which amounted to $515.6 million at September 30, 2013. The purchase price will be determined in accordance with the terms of the Merger Agreement, and while payment of the purchase price could consume a material portion of these cash reserves, Myriad believes that it should have sufficient cash reserves to allow it to continue its current share repurchase program. If Myriad exercises the purchase option, it anticipates that the merger would be completed during its fiscal year ending June 30, 2014, subject to the satisfaction of customary closing conditions and the other terms and conditions of the Merger Agreement.

Special Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding Myriad’s potential exercise of its option to acquire Crescendo, confirmation that the minimum revenue milestone has been achieved and satisfactory completion of additional due diligence, the anticipated financing for and closing date of the merger in the event that the option is exercised, and the impact of the merger transaction on Myriad’s ability to continue its current share repurchase program. While Myriad believes that the forward-looking statements contained in this Current Report on Form 8-K are accurate, those statements are subject to risks and uncertainties that could cause actual outcomes to vary materially from the outcomes referenced in the forward-looking statements. These risks and uncertainties include, among other things, that the minimum revenue milestone trigger may not have been achieved, that Myriad may not exercise its option to acquire Crescendo, that Crescendo may exercise its right to defer up to three months Myriad’s exercise of its option to acquire Crescendo, that the costs and timing of the potential acquisition could vary materially from Myriad’s expectations, that Myriad may not continue its current share repurchase program and other factors discussed under the heading “Risk Factors” contained in Item 1A of Myriad’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in Myriad’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this Current Report on Form 8-K is as of the date of this report, and Myriad undertakes no duty to update this information unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: November 26, 2013	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer